For Release: Immediate	NEWS	Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

Quaker Chemical Announces First Quarter Results

April 28, 2009

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced net sales for the first quarter 2009 of $98.5 million and breakeven results.  The first quarter 2009 results include a restructuring charge of $2.3 million, or approximately $0.14 per diluted share, and a gain of $1.2 million, or approximately $0.11 per diluted share, related to the disposition of land in Europe.

Michael F. Barry, Chief Executive Officer and President, commented, "Our first quarter results represent significant progress from the fourth quarter as we have seen continued improvement as the quarter progressed.  Our improvement in results is being driven by aggressive cost-reduction efforts, margin improvement and moderate product volume increases.  While we continue to expect 2009 volumes to be significantly below 2008, we anticipate first quarter 2009 volumes to be the low point of the year.”

Mr. Barry continued, "We remain focused on managing our costs and working capital.  We generated significant cash flow during the quarter, with our net debt at 2005 levels.  As I have mentioned previously, while 2009 will be a challenging year for Quaker and our customers, we remain confident that our business model, strong associate base, key growth initiatives and solid balance sheet will get us through this difficult period in a profitable manner and position us well for the future."

First Quarter 2009 Summary

Net sales for the first quarter were $98.5 million, down 33% from $147.7 million for the first quarter of 2008.  The decrease in net sales was primarily due to volume declines in all of the Company’s regions and market segments, as the global economic downturn continues to impact the Company.  Volumes were down approximately 32%, which were partially offset by a favorable 4% increase in selling price and mix.  Foreign exchange rate translation also decreased revenues by approximately 5%.

Gross margins were down approximately $14.9 million, or 34%, compared to the first quarter of 2008, reflective of the above noted volume declines.  The gross margin percentage of 29.1% was consistent with the first quarter of 2008, but represents a considerable improvement over the 24.2% reported for the fourth quarter of 2008.  The margin percentage expansion from the fourth quarter was the result of the cost reduction actions the Company has taken and a more favorable raw material cost environment as well as product and regional sales mix.

Selling, general and administrative expenses (“SG&A”) decreased $7.8 million, or 23%, compared to the first quarter of 2008.  Savings from the fourth quarter 2008 and first quarter 2009 restructuring programs, reduced incentive compensation and other cost savings measures accounted for approximately 70% of the decline.  Changes in foreign exchange rates accounted for the remainder of the decrease.

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As previously announced, the Company implemented an additional restructuring program in the first quarter of 2009.  The first quarter 2009 program included provisions for severance for 60 employees totaling $2.3 million.  The fourth quarter 2008 program resulted in the elimination of more than 80 positions.

The increase in other income compared to the first quarter of 2008 reflects a $1.2 million gain related to the disposition of land in Europe.  The tax benefit recorded for the first quarter of 2009 reflects no tax provided for the land sale gain, due to the utilization of net operating losses, which were previously not benefited.

The decrease in equity income reflects declining steel demand caused by declines in the auto industry that impacted the Company’s Japanese affiliate.

Balance Sheet and Cash Flow Items

The Company’s net debt-to-total-capital ratio remained strong at 31% as of March 31, 2009, compared to 32% as of December 31, 2008.  In addition, cash flows from operations improved $14.4 million compared to the first quarter of 2008, largely the result of improved working capital levels.

The Company is closely monitoring the current circumstances surrounding Chrysler LLC and General Motors Corporation, two of the Company’s largest customers, both of whom have pending requests for additional government funding.  The Company’s accounts receivable for General Motors Corporation and Chrysler LLC were approximately $6.7 million and $5.8 million, respectively, as of March 31, 2009.  The Company has taken steps which it believes significantly reduces its exposure, and continues to pursue other measures to minimize this risk.

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries - including steel, automotive, mining, aerospace, tube and pipe, coatings and construction materials.  Our products, technical solutions, and chemical management services enhance our customers' processes, improve their quality, and lower their costs.  Quaker's headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that the Company's demand is largely derived from the demand for its customers' products, which subjects the Company to downturns in a customer's business and unanticipated customer production shutdowns.  Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.  Other factors could also adversely affect us.  Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference call to discuss first quarter results is scheduled for April 29, 2009 at 2:30 p.m. (ET).  Access the conference by calling 877-269-7756 or visit Quaker’s Web site at www.quakerchem.com for a live webcast.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data and share amounts)

	(Unaudited)

	Three Months Ended March 31,
	2009	2008

Net sales	$98,507	$147,718

Cost of goods sold	69,793	104,083

Gross margin	28,714	43,635
%	29.1%	29.5%

Selling, general and administrative expenses	26,697	34,504
Restructuring and related charges	2,289	-

Operating (loss) income	(272)	9,131
%	-0.3%	6.2%

Other income, net	1,454	161
Interest expense, net	(1,089)	(1,182)
Income before taxes	93	8,110

Taxes on income	(251)	2,765
	344	5,345

Equity in net (loss) income of associated companies	(142)	112

Net income	202	5,457

Less: Net Income attributable to noncontrolling interest	200	364

Net income attributable to Quaker Chemical Corporation	$2	$5,093
%	0.0%	3.4%

Per share data:
Net income attributable to Quaker Chemical Corporation - basic	$0.00	$0.50
Net income attributable to Quaker Chemical Corporation - diluted	$0.00	$0.50

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	March 31,	December 31,
	2009	2008
ASSETS

Current assets
Cash and cash equivalents	$17,977	$20,892
Construction fund (restricted cash)	7,455	8,281
Accounts receivable, net	89,575	98,702
Inventories, net	46,285	57,419
Prepaid expenses and other current assets	14,987	15,532
Total current assets	176,279	200,826

Property, plant, and equipment, net	59,291	60,945
Goodwill	41,889	40,997
Other intangible assets, net	6,123	6,417
Investments in associated companies	7,404	7,987
Deferred income taxes	35,638	34,179
Other assets	40,451	34,088
Total assets	$367,075	$385,439

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$2,673	$4,631
Accounts and other payables	41,933	51,341
Accrued restructuring and related activities	1,804	2,198
Accrued compensation	6,652	7,741
Accrued pension and postretirement benefits	7,369	7,380
Other current liabilities	12,006	10,573
Total current liabilities	72,437	83,864
Long-term debt	77,629	84,236
Deferred income taxes	7,638	7,156
Accrued pension and postretirement benefits	36,852	37,638
Other non-current liabilities	44,338	42,670
Total liabilities	238,894	255,564

Quaker shareholders' equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 10,997,036	10,997	10,833
Capital in excess of par value	25,495	25,238
Retained earnings	117,091	117,089
Accumulated other comprehensive loss	(29,490)	(27,237)
Total Quaker shareholders' equity	124,093	125,923
Noncontrolling interest	4,088	3,952
Total shareholders' equity	128,181	129,875
Total liabilities and shareholders' equity	$367,075	$385,439

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the three months ended March 31,
(Dollars in thousands)

	(Unaudited)
	2009	2008
Cash flows from operating activities
Net income	$202	$5,457
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,458	2,680
Amortization	257	300
Equity in net loss (income) of associated companies, net of dividends	142	(112)
Deferred compensation and other, net	(2,852)	1,268
Stock-based compensation	352	376
Restructuring and related charges	2,289	-
Gain on disposal of property, plant and equipment	(1,193)	(35)
Insurance settlement realized	(144)	(136)
Pension and other postretirement benefits	(1,907)	(2,458)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	7,196	1,159
Inventories	10,060	(2,374)
Prepaid expenses and other current assets	34	(3,037)
Accounts payable and accrued liabilities	(6,045)	(9,280)
Change in restructuring liabilities	(2,652)	-
Net cash provided by (used in) operating activities	8,197	(6,192)

Cash flows from investing activities
Capital expenditures	(2,375)	(1,949)
Payments related to acquisitions	(1,000)	(1,000)
Proceeds from disposition of assets	1,605	65
Insurance settlement received and interest earned	5,056	5,112
Change in restricted cash, net	(4,086)	(4,976)
Net cash used in investing activities	(800)	(2,748)

Cash flows from financing activities
Net decrease in short-term borrowings	(1,619)	(378)
Proceeds from long-term debt	1,584	9,844
Repayments of long-term debt	(7,728)	(251)
Dividends paid	(2,492)	(2,181)
Stock options exercised, other	69	1,486
Net cash (used in) provided by financing activities	(10,186)	8,520

Effect of exchange rate changes on cash	(126)	752
Net (decrease) increase in cash and cash equivalents	(2,915)	332
Cash and cash equivalents at the beginning of the period	20,892	20,195
Cash and cash equivalents at the end of the period	$17,977	$20,527